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                                                                      EXHIBIT 11

                       UNITED STATES CELLULAR CORPORATION
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                          YEAR ENDED DECEMBER 31, 1995
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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
PRIMARY EARNINGS
  Net Income Available to Common.................................................  $  99,742
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PRIMARY SHARES
  Weighted average number of Common and Series A Common Shares Outstanding.......     82,320
  Additional shares assuming issuance of:
    Options and Stock Appreciation Rights........................................         66
    Convertible Preferred Shares.................................................        661
    Common Shares Issuable.......................................................        976
                                                                                   ---------
  Primary Shares.................................................................     84,023
                                                                                   ---------
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PRIMARY EARNINGS PER COMMON SHARE
  Net Income.....................................................................  $    1.19
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FULLY DILUTED EARNINGS*
  Net Income Available to Common, as reported....................................  $  99,742
  Interest Expense eliminated as a result of the pro forma conversion of
   Convertible Debentures........................................................      4,834
                                                                                   ---------
  Net Income Available to Common, as adjusted....................................  $ 104,576
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FULLY DILUTED SHARES
  Weighted average number of Common and Series A Common Shares Outstanding.......     82,320
  Additional shares assuming issuance of:
    Options and Stock Appreciation Rights........................................         76
    Convertible Preferred Shares.................................................        661
    Common Shares Issuable.......................................................        976
    Conversion of Convertible Debentures.........................................      3,849
                                                                                   ---------
  Fully Diluted Shares...........................................................     87,882
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FULLY DILUTED EARNINGS PER COMMON SHARE
  Net Income.....................................................................  $    1.19
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* This  calculation  is  submitted in  accordance  with Securities  Act  of 1934
  Release No. 9083 although not  required by footnote 2  to paragraph 14 of  APS
  Opinion No. 15 because it results in dilution of less than 3%.